March 9, 2012

Central Garden & Pet Company

1340 Treat Blvd., Suite 600

Walnut Creek, CA 94597

Re:	Senior Subordinated Note Guarantee by Cedar Works, LLC

Ladies and Gentlemen:

We have acted as special Ohio local counsel to Cedar Works, LLC, an Ohio limited liability company (the “Company”), in connection with the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on March 9, 2012, (the “Registration Statement”), by Central Garden & Pet Company (“Central”), as issuer, and certain guarantors, including the Company, relating to: (i) the issuance by Central of $50,000,000 aggregate principal amount of 8.25% Senior Subordinated Notes due 2018 (collectively, the “Exchange Notes”); and (ii) the issuance by the Company of a guarantee (the “Guarantee”) along with the issuance by certain other guarantors of guarantees with respect to the Exchange Notes. The Exchange Notes will be offered in exchange (the “Exchange Offer”) for up to $50,000,000 aggregate principal amount of Central’s outstanding unregistered 8.25% Senior Subordinated Notes due 2018 issued on February 13, 2012.

In rendering such legal opinions, we have examined the following documents that pertain directly to the Company or the Exchange Offer, all of which, unless otherwise specified below, are dated as of the date of this letter:

1. The Certificate of Formation, as certified by the Secretary of the Company as of February 13, 2012 (the “Certificate of Formation”);

2. The Amended and Restated Limited Liability Company Agreement of the Company dated April 27, 2005, as certified by the Secretary of the Company (the “Operating Agreement”);

3. Unanimous Written Consent of Manager of the Company, dated February 25, 2010 and December 8, 2011, as certified by the Secretary of the Company (the “Resolution”);

Central Garden & Pet Company

March 9, 2012

4. A Good Standing Certificate relating to the Company, issued by the Secretary of State of the State of Ohio dated March 8, 2012 (the “Good Standing Certificate”);

5. The Secretary’s Certificate dated February 13, 2012, certifying, among other matters, as to the incumbency of certain officers of the Company (the “Secretary’s Certificate”);

6. An executed copy of the base indenture, dated as of March 8, 2010 (the “Base Indenture”), by and between Central and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated March 8, 2010 (the “First Supplemental Indenture”) among Central, other direct and indirect subsidiaries, including the Company, as guarantors (the “Guarantors”), and the Trustee and the Second Supplemental Indenture, dated as of February 13, 2012, among Central, the Guarantors and the Trustee (the “Second Supplemental Indenture”) and together with the Base Indenture and First Supplemental Indenture, the “Indenture”);

7. An executed copy of the Guarantee (including the Guarantee related to the Exchange Notes, dated as of February 13, 2012 (the “Guarantee”));

8. An executed copy of the Purchase Agreement, dated February 8, 2012 (the “Purchase Agreement”), among Central, the Guarantors, J.P. Morgan Securities Inc., and the initial purchasers listed on Schedule 1 thereto (the “Initial Purchasers”);

9. An executed copy of the Registration Rights Agreement, dated as of February 13, 2012 (the “Registration Rights Agreement”) by and among Central, the Guarantors and the Initial Purchasers; and

10. The Registration Statement.

The documents listed in Items 6 through 10 are sometimes collectively referred to herein as the “Transaction Documents.”

In addition, we have made such other investigations as we have deemed necessary as a basis for the opinions hereinafter expressed.

Central Garden & Pet Company

March 9, 2012

We have made no examination and express no opinion as to the business, operations or financial condition of the Company or the effect thereon of the transactions contemplated by the Transaction Documents. Any opinion hereinafter set forth relative to any factual matters regarding the Company is based exclusively upon the Secretary’s Certificate, and we have not conducted an independent review or investigation of the matters set forth in the Secretary’s Certificate.

Assumptions

In connection with rendering this opinion, we have assumed, without independent investigation, the following:

A. The genuineness of all signatures of all persons, if any, signing the Transaction Documents on behalf of the parties thereto and the authenticity of all documents submitted to us as originals;

B. All documents submitted to us as copies of originals in connection with this opinion conform to the originals thereof;

C. The legal capacity of all natural persons;

D. The transactions contemplated by the Transaction Documents will be consummated by all parties to the same in accordance with their respective terms, including, without limitation, that value has been and will be given by you;

E. Each party to the Transaction Documents will comply with its respective obligations under the Transaction Documents, except as excused by law, and with all requisite legal procedures in connection with the exercise of its rights under the Transaction Documents;

F. The statements, representations, warranties, and covenants contained in the Transaction Documents are accurate and complete and that there are no understandings, agreements, documents or instruments other than the Transaction Documents and there are no actions, proceedings, orders, rulings or judgments, to which any party to the Transaction Documents is a party or by which any such party or the assets of any such party are bound or affected, and there are no facts, events or circumstances other than those expressed in the Transaction Documents that would enlarge, diminish or otherwise

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March 9, 2012

modify or affect the rights, titles, interests, obligations or liabilities set forth or in connection with the Transaction Documents; and

G. All authorizing actions, resolutions and organizational documents submitted to us by or on behalf of Central and the Guarantors are complete, accurate and have not been amended or supplemented.

H. Our opinions may be subject to or affected by (i) applicable bankruptcy, insolvency, avoidance, receivership, reorganization, moratorium and similar laws affecting the rights of creditors generally, including, without limitation, statutory and other laws regarding fraudulent transfers, and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law).

I. Certain of the remedial provisions in the Transaction Documents may be limited or rendered unenforceable under the laws of the State of Ohio (and/or any other applicable jurisdiction), but not so as to render inadequate the rights and remedies necessary for the practical realization of the principal benefits intended to be afforded thereby. We have assumed that we are to express no opinion, and therefore have expressed no opinion, as to the validity, binding effect or enforceability of any provision in the Transaction Documents which (i) purports to give you the right to act as attorney-in-fact and thereupon sign documents and take actions on behalf of the Company, (ii) provides the right of possession, dominion, or control (other than by judicial action) or other self-help remedies, or (iii) purports to waive equitable defenses of the Company in a manner inconsistent with Ohio law.

J. We have assumed that we are to express no opinion, and therefore have expressed no opinion, with respect to any provision in the Transaction Documents purporting to allow the collection of attorneys’ fees.

K. We have assumed that we are to express no opinion, and therefore have expressed no opinion, with respect to the enforceability of any provisions of the Transaction Documents pertaining to waivers of jury trials, or with respect to ERISA, health, safety, environmental, building, land use laws, ordinances, codes rules or regulations.

L. We have assumed that we are to express no opinion, and therefore have expressed no opinion, with respect to the enforceability of any provisions of the Transaction

Central Garden & Pet Company

March 9, 2012

Documents pertaining to waivers of jury trials, or with respect to ERISA, health, safety, environmental, building, land use laws, ordinances, codes rules or regulations.

M. We have assumed that we are to express no opinion, and therefore have expressed no opinion, as to the validity, binding effect or enforceability of any provision in the Transaction Documents which (i) purports to waive any requirement of diligent performance or other care on your part, (ii) provides that the delays or course of dealing by you will not operate as a waiver, (iii) purports to exculpate you from your own negligent acts and limit you from certain liabilities and/or provides that the Company is to indemnify you with regard to the same, (iv) provides that a waiver must be in writing, (v) provides for the establishment of evidentiary standards, (vi) provides for the waiver of objections to venue, (vii) provides that the choice of one remedy is not a bar to the availability of any other remedy at law and/or equity, or (viii) authorizes confession of judgment upon a purported breach or event of default.

N. We have assumed that we are to express no opinion, and therefore have expressed no opinion, as to any remedy or provision contained in the Transaction Documents that is expressly subject “to the extent not prohibited by applicable law” (or by similar expressions of limitation).

O. We have assumed that we are to express no opinion, and therefore have expressed no opinion, as to any provisions of the Transaction Documents providing for the payment of interest.

P. We have assumed that we are to express no opinion, and therefore have expressed no opinion, with respect to Federal securities laws and regulations administered by the Securities and Exchange Commission, state “Blue Sky” laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments.

Opinions

Based upon the foregoing, and upon such investigation and review as we have deemed necessary to enable us to render this opinion (as qualified herein), we are of the opinion (subject to the additional assumptions, qualifications, exceptions and limitations stated in this letter) that:

Central Garden & Pet Company

March 9, 2012

I. The Company is a duly organized limited liability company under the laws of the State of Ohio and, based solely upon the Certificate of Good Standing and the Certificate of Formation, is a validly existing limited liability company under the laws of the State of Ohio and is in good standing under the laws of the State of Ohio.

II. The execution and delivery by the Company of the First Supplemental Indenture and Second Supplemental Indenture and the performance of its respective obligations thereunder have been duly authorized by all necessary limited liability company action on the part of the Company and the First Supplemental Indenture and Second Supplemental Indenture have been duly executed and delivered (to the extent such delivery is governed by the law of Ohio) by the Company.

III. The execution and delivery by the Company of the Guarantee have been duly authorized by all necessary corporate action on the part of the Company and the Guarantee has been duly executed and delivered (to the extent such delivery is governed by the law of Ohio) by the Company.

Qualifications

The foregoing opinions are subject to the following additional assumptions, qualifications, exceptions and limitations:

I.	This opinion letter is governed by and shall be interpreted in accordance with the Legal Opinion Accord of the American Bar Association Section of Business Law (1991) (the “Accord”). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations of coverage, and other limitations, in addition to those set forth herein, all as more particularly described in the Accord, and this opinion letter shall be read in conjunction therewith.

Orrick, Herrington & Sutcliffe LLP may rely on this opinion in connection with its opinion, dated the date hereof, and filed with the Securities and Exchange Commission. This opinion letter speaks only as of its date, and we assume no obligation to advise you of any changes in facts or law or of anything coming to our attention bearing upon the accuracy of or completeness of any assumption, whether or not material, which may be brought to our attention at a later date. Our attorneys are admitted to the practice of law in the State of Ohio, and we

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March 9, 2012

render no opinion with respect to the laws or requirements of any other state or any federal laws governing the transaction contemplated by the Transaction Documents or the effect of any of such laws on the matters with respect to which opinions are given herein. This opinion does not constitute a guarantee of the First Supplemental Indenture, the Second Supplemental Indenture, the Guarantee, or of the obligations of the Company thereunder. Furthermore, as attorneys, we render no opinion with respect to the past, present or future financial condition of the Company.

Respectfully submitted,

/s/ Ulmer & Berne LLP

ULMER & BERNE LLP